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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Subsidiary Name                                    Jurisdiction of Incorporation
---------------                                    -----------------------------

Silverline Technologies, Inc.                      State of Delaware

Silverline Technologies U.K. Limited(1)            United Kingdom

Silverline Technologies (Canada), Inc.(1)          Canada

SeraNova, Inc.                                     New Jersey

SeraNova India Pvt Ltd.                            India

Sky Capital International Ltd.                     Hong Kong

CIT Canada Inc.(1)                                 Canada

CIT Egypt Inc. (1)                                 Egypt

EComServer Inc.                                    United States

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  (1)  A subsidiary of Silverline Technologies, Inc.